Exhibit 99.1

For Immediate Release	Contact: Ryan Goers VP - Finance & IR (734) 930-3925

Domino’s Pizza® Announces Second Quarter 2023 Financial Results

Global retail sales growth (excluding foreign currency impact) of 5.8%

U.S. same store sales growth of 0.1%

International same store sales growth (excluding foreign currency impact) of 3.6%

Global net store growth of 197

Diluted EPS up 9.2% to $3.08

ANN ARBOR, Michigan, July 24, 2023: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world, announced results for the second quarter of 2023. Global retail sales grew 5.8% in the second quarter of 2023, excluding the negative impact of foreign currency. Without adjusting for the impact of foreign currency, global retail sales grew 4.3% in the second quarter of 2023.

U.S. same store sales grew 0.1% during the second quarter of 2023. International same store sales (excluding foreign currency impact) grew 3.6% during the second quarter of 2023. The Company had second quarter global net store growth of 197 stores, comprised of 27 net U.S. store openings and 170 net international store openings. The Company had 253 gross store openings and 56 closures during the second quarter of 2023. Diluted EPS for the second quarter of 2023 was $3.08, an increase of 9.2% over the prior year quarter.

Subsequent to the end of the second quarter of 2023, on July 20, 2023, the Company’s Board of Directors declared a $1.21 per share quarterly dividend on its outstanding common stock for shareholders of record as of September 15, 2023, to be paid on September 29, 2023.

The Company will host its Investor Day on December 7, 2023 at the Company’s headquarters in Ann Arbor, Michigan.

“We are executing our plan to restore delivery growth in the U.S.,” said Russell Weiner, Domino’s Chief Executive Officer. “Our efforts to improve service and staffing while driving value and innovation will continue to make a difference in driving order counts in this important part of our business. We will also benefit globally from the deal we recently announced with Uber. Over two-thirds of our stores around the world will have the ability to take orders from Uber Eats. We are excited to strategically enter the multi-billion dollar aggregator marketplace as the number one pizza brand in the world.”

Second Quarter Highlights (Unaudited):

(in thousands, except share and per share data)	Second Quarter of 2023	Second Quarter of 2022	Two Fiscal Quarters of 2023	Two Fiscal Quarters of 2022
Net income	$109,380	$102,493	$214,150	$193,457
Weighted average diluted shares	35,492,423	36,296,277	35,601,335	36,368,297
Diluted EPS	$3.08	$2.82	$6.02	$5.32

•
Revenues decreased $40.6 million, or 3.8%, in the second quarter of 2023 as compared to the second quarter of 2022, primarily due to lower supply chain revenues attributable to a decrease in the Company’s market basket pricing to stores, as well as lower order volumes. The Company’s market basket pricing to stores decreased 2.4% during the second quarter of 2023 as compared to the second quarter of 2022. Additionally, U.S. Company-owned store revenues decreased as a result of the refranchising of 114 U.S. Company-owned stores in Arizona and Utah in the fourth quarter of 2022 (the “2022 Store Sale”) but this decrease was partially offset by higher same store sales. Higher global franchise revenues resulting from global retail sales growth (excluding foreign currency impact) partially offset the decrease in revenues in the second quarter of 2023. U.S. franchise royalties and fees increased primarily due to an increase in fees paid by U.S. franchisees for the use of the Company’s technology platforms as well as U.S. retail sales growth attributable to net store growth and the impact of the 2022 Store Sale. International franchise royalties and fees also increased due to international same store sales growth (excluding foreign currency impact) and an increase in the average number of international franchised stores open during the period, resulting from net store growth, but this increase was partially offset by the negative impact of changes in foreign currency exchange rates of approximately $2.0 million.

•
Income from Operations increased $17.3 million, or 9.7%, in the second quarter of 2023 as compared to the second quarter of 2022 primarily due to higher global franchise revenues resulting from global retail sales growth (excluding foreign currency impact) of 5.8%. The negative impact of changes in foreign currency exchange rates on international franchise royalties and fees of $2.0 million negatively impacted income from operations, consistent with the impact on revenues as discussed above.

•
Net Income increased $6.9 million, or 6.7%, in the second quarter of 2023 as compared to the second quarter of 2022 primarily due to higher income from operations, as discussed above. Additionally, the Company’s provision for income taxes decreased $2.3 million in the second quarter of 2023 due to a lower effective tax rate, partially offset by higher income before provision for income taxes. The effective tax rate decreased to 20.8% during the second quarter of 2023 as compared to 23.2% in the second quarter of 2022, driven in part by higher foreign tax credits and a higher foreign derived intangible income deduction. Lower net interest expense of $2.2 million resulting from higher interest income on cash equivalents also contributed to the increase in net income. These increases in net income were partially offset by a $15.0 million pre-tax unrealized loss associated with the remeasurement of the Company’s investment in DPC Dash Ltd (“DPC Dash”) which was recorded in other expense in the Company’s condensed consolidated statements of income.
•
Diluted EPS was $3.08 in the second quarter of 2023 versus $2.82 in the second quarter of 2022, representing a $0.26, or 9.2%, increase over the prior year quarter. This $0.26 increase was driven by improved operating results of $0.41, a favorable tax rate impact of $0.09, lower net interest expense of $0.05 and a lower weighted average diluted share count of $0.07. These increases were partially offset by the negative impact of changes in foreign currency exchange rates of $0.04 and the unrealized loss associated with the remeasurement of the Company’s investment in DPC Dash of $0.32.

The tables below outline certain statistical measures utilized by the Company to analyze its performance (unaudited). Refer to Comments on Regulation G below for additional details.

	Second Quarter of 2023	Second Quarter of 2022	Two Fiscal Quarters of 2023	Two Fiscal Quarters of 2022
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+ 5.5%	(9.2)%	+ 6.4%	(9.8)%
U.S. franchise stores	(0.1)%	(2.5)%	+ 1.6%	(2.9)%
U.S. stores	+ 0.1%	(2.9)%	+ 1.8%	(3.3)%
International stores (excluding foreign currency impact)	+ 3.6%	(2.2)%	+ 2.3%	(0.5)%

Global retail sales growth: (versus prior year period)
U.S. stores	+ 1.7%	(0.6)%	+ 3.4%	(1.0)%
International stores	+ 6.9%	(5.4)%	+ 3.1%	(1.8)%
Total	+ 4.3%	(3.0)%	+ 3.2%	(1.4)%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 1.7%	(0.6)%	+ 3.4%	(1.0)%
International stores	+ 10.1%	+ 3.7%	+ 8.3%	+ 6.0%
Total	+ 5.8%	+ 1.5%	+ 5.8%	+ 2.5%

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at March 26, 2023	285	6,423	6,708	13,300	20,008
Openings	1	29	30	223	253
Closings	—	(3)	(3)	(53)	(56)
Store count at June 18, 2023	286	6,449	6,735	13,470	20,205
Second quarter 2023 net store growth	1	26	27	170	197
Trailing four quarters net store growth	—	116	116	795	911

Share Repurchases

During the second quarter of 2023, the Company repurchased and retired 292,030 shares of common stock for a total of $90.8 million. As of June 18, 2023, the Company had a total remaining authorized amount for share repurchases of $289.5 million.

Liquidity

As of June 18, 2023, the Company had approximately:

•
$77.0 million of unrestricted cash and cash equivalents;
•
$5.0 billion in total debt; and
•
$277.8 million of available borrowing capacity under its 2021 and 2022 variable funding notes, net of letters of credit issued of $42.2 million.

Net cash provided by operating activities was $242.3 million during the two fiscal quarters of 2023 as compared to $153.4 million during the two fiscal quarters of 2022. The Company invested $38.0 million in capital expenditures during the two fiscal quarters of 2023 as compared to $32.7 million during the two fiscal quarters of 2022.

Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $204.3 million during the two fiscal quarters of 2023 as compared to $120.8 million during the two fiscal quarters of 2022 (refer to Comments on Regulation G below for additional details).

(In thousands)	Two Fiscal Quarters of 2023	Two Fiscal Quarters of 2022
Net cash provided by operating activities	$242,291	$153,415
Capital expenditures	(37,980)	(32,664)
Free cash flow	$204,311	$120,751

Free cash flow increased $83.6 million in the two fiscal quarters of 2023 as compared to the two fiscal quarters of 2022, primarily due to the positive impact of changes in operating assets and liabilities and higher net income, partially offset by higher investments in capital expenditures.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow and the effective tax rate, excluding tax benefits or deficiencies from equity-based compensation. The Company has also included metrics such as global retail sales, global retail sales growth, global retail sales growth, excluding foreign currency impact, same store sales growth, market basket pricing change and the impact of foreign currency exchange rates on international franchise royalty revenues which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales,” a statistical measure, to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year.

The Company uses “Same store sales growth,” a statistical measure, which is calculated by including only sales from stores that also had sales in the comparable weeks of both periods. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales. Same store sales growth for transferred stores is reflected in their current classification.

The Company uses “Net store growth," a statistical measure, which is calculated by netting gross store openings with gross store closures during the period. Transfers between Company-owned stores and franchised stores are excluded from the calculation of net store growth.

The Company uses “Market basket pricing change,” a statistical measure, which is calculated as the percentage change of the market basket purchased by an average U.S. store (based on average weekly unit sales) from U.S. supply chain centers against the comparable period of the prior year. The Company believes that the market basket pricing change is important to investors and other interested persons to understand the Company’s performance. As market basket prices fluctuate, revenues, cost of sales and gross margin percentages in the Company’s supply chain segment also fluctuate. Additionally, cost of sales, gross margins and gross margin percentages for the Company’s U.S. Company-owned stores also fluctuate.

The Company uses “Impact of changes in foreign currency exchange rates on international franchise royalty revenues,” a statistical measure, which is calculated as the difference in international franchise royalty revenues resulting from translating current period local currency results to U.S. dollars at current period exchange rates as compared to prior period exchange rates. The Company believes that the impact of changes in foreign currency exchange rates on international franchise royalty revenues is important to investors and other interested persons to understand the Company’s international royalty revenues given the significant variability in those revenues that can be driven by changes in foreign currency exchanges rates.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The most directly comparable financial measure calculated and presented in accordance with GAAP is net cash provided by operating activities. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

The Company uses the “Effective tax rate, excluding excess tax benefits or deficiencies from equity-based compensation,” which is calculated as the Company’s provision for income taxes, less excess tax benefits or deficiencies from equity-based compensation, both as reported under GAAP, divided by the Company’s income before provision for income taxes, as reported under GAAP. Excess tax benefits or deficiencies from equity-based compensation are recorded as a reduction (increase) to the Company’s provision for income taxes. The most directly comparable financial measure calculated and presented in accordance with GAAP is the effective tax rate. The Company believes that the effective tax rate, excluding excess tax benefits or deficiencies from equity-based compensation is important to investors and other interested persons to understand the Company’s effective tax rate excluding the significant variability in the effective tax rate that can be driven by changes in stock award activity from period to period.

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q today. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 8:30 a.m. (Eastern) to review its second quarter 2023 financial results. The webcast is available at ir.dominos.com and will be archived for one year.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 20,000 stores in over 90 markets. Domino’s had global retail sales of over $17.5 billion in 2022, with over $8.7 billion in the U.S. and nearly $8.8 billion internationally. In the second quarter of 2023, Domino’s had global retail sales of over $4.2 billion, with nearly $2.1 billion in the U.S. and over $2.1 billion internationally. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s stores as of the end of the second quarter of 2023. Emphasis on technology innovation helped Domino’s achieve approximately two-thirds of all global retail sales in 2022 from digital channels. In the U.S., Domino’s generated more than 80% of U.S. retail sales in 2022 via digital channels and has developed several innovative ordering platforms, including those for Apple CarPlay, Amazon Alexa, text-to-order and more. In 2023, Domino’s launched Pinpoint Delivery, a new technology that allows customers to receive a delivery nearly anywhere, including places like parks, baseball fields and beaches.

Order – dominos.com

Company Info – biz.dominos.com

Media Assets – media.dominos.com

Please visit our Investor Relations website at ir.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, store growth and the growth of our U.S. and international business in general, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2023. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; our ability to successfully implement our growth strategy; labor shortages or changes in operating expenses resulting from increases in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs or negative economic conditions; our ability to manage difficulties associated with or related to the COVID-19 pandemic and the effects of COVID-19 and related regulations and policies on our business and supply chain, including impacts on the availability of labor; the effectiveness of our advertising, operations and promotional initiatives; shortages, interruptions or disruptions in the supply or delivery of fresh food products and store equipment; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence or negative economic conditions in general; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation and maintain demand for new stores; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods and consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products or food tampering or other events that may impact our reputation; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the impact that environmental, social and governance matters may have on our business and reputation; the effect of war, terrorism, catastrophic events or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	June 18, 2023	% of Total Revenues	June 19, 2022	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$87,694		$112,502
U.S. franchise royalties and fees	139,268		128,098
Supply chain	615,711		646,586
International franchise royalties and fees	70,495		66,915
U.S. franchise advertising	111,459		111,081
Total revenues	1,024,627	100.0%	1,065,182	100.0%
Cost of sales:
U.S. Company-owned stores	71,423		94,065
Supply chain	548,548		584,852
Total cost of sales	619,971	60.5%	678,917	63.7%
Gross margin	404,656	39.5%	386,265	36.3%
General and administrative	97,794	9.5%	97,070	9.2%
U.S. franchise advertising	111,459	10.9%	111,081	10.4%
Income from operations	195,403	19.1%	178,114	16.7%
Other expense	(14,964)	(1.5)%	—	0.0%
Interest expense, net	(42,395)	(4.1)%	(44,632)	(4.2)%
Income before provision for income taxes	138,044	13.5%	133,482	12.5%
Provision for income taxes	28,664	2.8%	30,989	2.9%
Net income	$109,380	10.7%	$102,493	9.6%
Earnings per share:
Common stock – diluted	$3.08		$2.82

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
	June 18, 2023	% of Total Revenues	June 19, 2022	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$172,605		$216,397
U.S. franchise royalties and fees	272,132		250,383
Supply chain	1,239,937		1,256,133
International franchise royalties and fees	140,166		135,748
U.S. franchise advertising	224,185		217,670
Total revenues	2,049,025	100.0%	2,076,331	100.0%
Cost of sales:
U.S. Company-owned stores	141,995		181,440
Supply chain	1,116,827		1,140,002
Total cost of sales	1,258,822	61.4%	1,321,442	63.6%
Gross margin	790,203	38.6%	754,889	36.4%
General and administrative	192,983	9.4%	194,564	9.4%
U.S. franchise advertising	224,185	11.0%	217,670	10.5%
Refranchising loss	149	0.0%	—	0.0%
Income from operations	372,886	18.2%	342,655	16.5%
Other expense	(14,964)	(0.7)%	—	0.0%
Interest expense, net	(86,551)	(4.2)%	(91,455)	(4.4)%
Income before provision for income taxes	271,371	13.3%	251,200	12.1%
Provision for income taxes	57,221	2.8%	57,743	2.8%
Net income	$214,150	10.5%	$193,457	9.3%
Earnings per share:
Common stock – diluted	$6.02		$5.32

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 18, 2023	January 1, 2023
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$77,020	$60,356
Restricted cash and cash equivalents	189,694	191,289
Accounts receivable, net	260,024	257,492
Inventories	65,627	81,570
Prepaid expenses and other	53,201	37,287
Advertising fund assets, restricted	154,052	162,660
Total current assets	799,618	790,654
Property, plant and equipment, net	295,935	302,235
Operating lease right-of-use assets	213,817	219,202
Investment in DPC Dash	110,876	125,840
Other assets	175,924	164,290
Total assets	$1,596,170	$1,602,221
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$55,745	$54,813
Accounts payable	90,688	89,715
Operating lease liabilities	37,611	34,877
Advertising fund liabilities	150,365	157,909
Other accrued liabilities	213,119	199,307
Total current liabilities	547,528	536,621
Long-term liabilities:
Long-term debt, less current portion	4,944,678	4,967,420
Operating lease liabilities	188,694	195,244
Other accrued liabilities	81,836	92,001
Total long-term liabilities	5,215,208	5,254,665
Total stockholders’ deficit	(4,166,566)	(4,189,065)
Total liabilities and stockholders’ deficit	$1,596,170	$1,602,221

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
	June 18, 2023	June 19, 2022
(In thousands)
Cash flows from operating activities:
Net income	$214,150	$193,457
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,731	37,093
Refranchising loss	149	—
Loss on sale/disposal of assets	402	448
Amortization of debt issuance costs	2,578	2,631
(Benefit) provision for deferred income taxes	(7,596)	2,490
Non-cash compensation expense	17,065	15,738
Excess tax benefits from equity-based compensation	(133)	(174)
Provision for losses on accounts and notes receivable	1,166	2,326
Unrealized loss on investments	14,964	—
Changes in operating assets and liabilities	(33,794)	(102,935)
Changes in advertising fund assets and liabilities, restricted	(3,391)	2,341
Net cash provided by operating activities	242,291	153,415
Cash flows from investing activities:
Capital expenditures	(37,980)	(32,664)
Purchase of franchise operations and other assets	—	(6,814)
Other	(1,211)	(435)
Net cash used in investing activities	(39,191)	(39,913)
Cash flows from financing activities:
Repayments of long-term debt and finance lease obligations	(27,186)	(27,528)
Proceeds from exercise of stock options	1,051	526
Purchases of common stock	(120,847)	(97,661)
Tax payments for restricted stock upon vesting	(3,068)	(2,395)
Payments of common stock dividends and equivalents	(42,930)	(39,662)
Net cash used in financing activities	(192,980)	(166,720)
Effect of exchange rate changes on cash	494	(635)
Change in cash and cash equivalents, restricted cash and cash equivalents	10,614	(53,853)

Cash and cash equivalents, beginning of period	60,356	148,160
Restricted cash and cash equivalents, beginning of period	191,289	180,579
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	143,559	161,741
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	395,204	490,480

Cash and cash equivalents, end of period	77,020	114,353
Restricted cash and cash equivalents, end of period	189,694	158,215
Cash and cash equivalents included in advertising fund assets, restricted, end of period	139,104	164,059
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$405,818	$436,627

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